                                        October 1, 1998


First Allmerica Financial Life Insurance Company
440 Lincoln Street
Worcester, MA 01653


RE:  FULCRUM SEPARATE ACCOUNT OF FIRST ALLMERICA FINANCIAL
     LIFE INSURANCE COMPANY
     FILE #'S:  333-16929 AND 811-07947

Gentlemen:

In my capacity as Attorney of First Allmerica Financial Life Insurance Company (the "Company"), I have participated in the preparation of the Post-Effective Amendment to the Registration Statement for Fulcrum Separate Account on Form N-4 under the Securities Act of 1933 and the Investment Company Act of 1940, with respect to the Company's individual and group variable annuity contracts.

I am of the following opinion:

1. Fulcrum Separate Account is a separate account of the Company validly existing pursuant to the Massachusetts Insurance Code and the regulations issued thereunder.

2. The assets held in Fulcrum Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct.

3. The individual and group variable annuity contracts, when issued in accordance with the Prospectuses contained in the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms and when sold will be legally issued, fully paid and non-assessable.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment to the Registration Statement for Fulcrum Separate Account filed under the Securities Act of 1933.

                                        Very truly yours,

                                        /s/ Lynn Gelinas

                                        Lynn Gelinas
                                        Attorney